The Rubicon Project, Inc. 8-K

Exhibit 99.1

Meet Magnite, the Largest Independent Omnichannel Sell-Side Platform in the World

Rubicon Project and Telaria Rebrand Under Magnite;

Nasdaq Ticker Symbol Change to “MGNI from “RUBI” on July 1st

Los Angeles, CA (June 30, 2020) — Magnite (NASDAQ: RUBI), the largest independent sell-side advertising platform, debuts today following the merger between Rubicon Project and Telaria in April 2020.

Magnite unifies Rubicon Project’s expertise as a scaled programmatic exchange and Telaria’s leading CTV capabilities to better connect publishers with thousands of buyers and brands. The company’s omnichannel advertising platform enables publishers to monetize across all auction types and formats including CTV, desktop display, video, audio, and mobile.

“We are excited to have over 600 people across 15 countries come together as Magnite as we start the incredible journey ahead,” said Michael Barrett, President & CEO of Magnite. “Uniting our rich technology, experience and partnerships under the Magnite brand brings us closer to being an essential partner for publishers and buyers. Now, more than ever, our industry needs an independent alternative to the walled gardens. At Magnite, we believe that collaboration is the path to a thriving ecosystem that works for everyone.”

Magnite’s commitment to community-driven, open solutions empowers publishers to manage their inventory and revenue on their terms. And because the company doesn’t own any media interests, it can provide unconflicted guidance to publishers paired with exceptional client service. In addition, Magnite makes it easy for buyers to connect efficiently to global audiences across every channel and format.

The company also announced that its ticker symbol on the Nasdaq Global Select Market will change to "MGNI" from "RUBI." Trading under the new ticker symbol will begin at the open of the market on Wednesday, July 1, 2020. No actions are needed from the company's current stockholders relative to the ticker symbol change.

Magnite is dedicated to improving the vibrancy and longevity of the advertising ecosystem. Collaborating with leading publishers, global brands and buyers, and technology peers is central to that effort. The company is pleased to launch with the support of a variety of industry leaders:

Publishers & Sellers

“We’ve had great success working with both the Rubicon Project and Telaria teams to monetize our inventory programmatically across CTV, mobile and desktop display,” said Bill Murray, Vice President of Programmatic Solutions at Discovery Inc. “The unification of their technologies as Magnite will bring greater synergy and efficiency to our omnichannel monetization and sales strategies.”

“Having partnered with Telaria for many years on industry-leading programs, including executing the first live sports programmatic ad offering together, we’re excited to see this spirit of innovation continue at Magnite,” said Kevin Arrix, Senior Vice President of DISH Media Sales. “We will continue making strides in areas such as addressable CTV in partnership with Magnite to deliver enhanced experiences for our audiences and advertisers.”

"Now more than ever, publishers and technology partners should unite to highlight the value of programmatic advertising," said Felix Zeng, Head of Programmatic Sales, IBM Watson Advertising. "We actively ensure the sell-side has a seat at the table when discussing the future of our industry. As we innovate to serve clients in a cookie-less environment, we welcome Magnite's partnership for a more transparent, fair and trusted programmatic ecosystem that helps publishers and advertisers transact more effectively."

Buyers & Brands

“Magnite represents the next evolution of the programmatic marketplace for the open internet," said Tim Sims, Senior Vice President of Inventory Partnerships at The Trade Desk. "Bringing together the omnichannel capabilities of display and mobile from Rubicon Project combined with Telaria's success in the ever-growing CTV space, we look forward to working with Magnite to increase scale and value for advertisers and publishers across the supply chain.”

“We are excited by the inventory access, product capabilities and business practices Rubicon Project and Telaria will bring to market,” added Vin Paolozzi, Chief Investment Officer, Kinesso (IPG). “As we continue to navigate a channel agnostic, audience-first addressable approach the combined assets and experience of the two companies are poised to help IPG and Kinesso deliver unique opportunities to our clients.”

Andy Goode, Executive Vice President, Head of Biddable Media, Havas commented, “Magnite’s product innovation and partnership commitment has proved to be foundational to our supply path optimization work. We’re looking forward to continuing our partnership with Magnite as we work to transform industry practices to bring value to Havas clients.”

For more information about Magnite, please visit www.magnite.com.

About Magnite

We’re Magnite (NASDAQ: RUBI), the world’s largest independent sell-side advertising platform that combines Rubicon Project’s programmatic expertise with Telaria’s leadership in CTV. Publishers use our technology to monetize their content across all screens and formats—including desktop, mobile, audio and CTV. And the world's leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in sunny Los Angeles, California, bustling New York, New York and historic London, Magnite has offices across North America, EMEA, LATAM and APAC.

Media Relations

Charlstie Veith

516-300-3569

cveith@Magnite.com

Investor Relations

Nick Kormeluk
949-500-0003

nkormeluk@Magnite.com